Exhibit 8.1
[LETTERHEAD OF WILLIAMS MULLEN]
March 8, 2010
Board of Directors
NII Capital Corp.
1875 Explorer Street, Suite 1000
Reston, Virginia 20190
Board of Directors
NII Holdings, Inc.
NII Global Holdings, Inc.
Nextel International (Services), Ltd.
NII Aviation, Inc.
NII Mercosur, LLC
NII Funding Corp.
c/o NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, Virginia 20190
Ladies and Gentlemen:
     We have acted as special counsel to NII Holdings, Inc., a Delaware corporation (the “Parent”), in connection with the issuance and sale by NII Capital Corp., a Delaware corporation and wholly owned subsidiary of Parent (the “Company”), of, and in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of, (i) $800,000,000 aggregate principal amount of 10% Senior Notes due 2016 (the “10% Exchange Notes”), guaranteed by the Guarantors, to be offered by the Company and the Guarantors in exchange for a like principal amount of the Company’s issued and outstanding 10% Senior Notes due 2016, issued on August 18, 2009, guaranteed by the Guarantors (the “10% Old Notes”), and (ii) $500,000,000 aggregate principal amount of 8.875% Senior Notes due 2019 (the “8.875% Exchange Notes”) guaranteed by the Guarantors, to be offered by the Company and the Guarantors in exchange for a like principal amount of the Company’s issued and outstanding 8.875% Senior Notes due 2019 issued on December 15, 2009, guaranteed by the Guarantors (the “8.875% Old Notes”).
     We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements in the sections of the Registration Statement captioned “Certain Federal Income Tax Consequences,” to the extent that such statements constitute statements of law, reflect our opinion as to the material federal income tax
A Professional Corporation
North Carolina     •     Virginia     •     Washington, D.C.     •     London
Two James Center     1021 East Cary Street (23219)     P.O. Box 1320     Richmond, VA 23218-1320     Tel: 804.643.1991     Fax: 804.783.6507  www.williamsmullen.com

March 8, 2010

consequences regarding the exchange of (i) 10% Old Notes for 10% Exchange Notes and (ii) 8.875% Old Notes for 8.875% Exchange Notes. No opinion is expressed on matters other than those specifically referred to herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our opinion under the heading “Certain Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and regulations of the Commission issued thereunder.
/s/ WILLIAMS MULLEN